Exhibit 10.1

EXECUTION COPY

PURCHASE AGREEMENT

among

GLOBIX HOSTING, LLC,

GLOBIX CORPORATION

QUALITY TECHNOLOGY SERVICES HOLDING, L.L.C.

and

QUALITY INVESTMENT PROPERTIES TECH CENTRE HOLDING, LLC

Dated as of September 30, 2006

Exhibit A Form of Escrow Agreement
Exhibit B Adjustments
Exhibit C Latest Balance Sheet Working Capital
Exhibit D Knowledge of the Company
Exhibit E Knowledge of Purchaser
Exhibit F Form of Sublease Agreement
Exhibit G Form of Transition Services Agreement

Index of Defined Terms

Term	Section
61 Day Receivables	1.04(f)
Accountants’ Determination	1.04(b)
Accounting Firm	1.04(b)
Acquisition Proposal	5.03
Adjusted Purchase Price	1.04(d)
Affiliate	Annex I
Agreement	Preamble
Ancillary Agreement	Annex I
Applicable Law	2.03(a)
Assets	2.08
Business	Annex I
Business Day	Annex I
Cash	Annex I
Centre Street Property	5.05(d)
Claim	Annex I
Closing	1.02
Closing Date	1.02
Closing Date Amount	1.03(b)
Closing Statement	1.04(b)
Closing Working Capital	1.04(b)
Code	Annex I
Company	Preamble
Company Benefit Plans	2.13(a)
Company Disclosure Schedules	Art. II
Company Intellectual Property	2.07
Confidentiality Agreement	5.04
Consent	2.03(b)
Contract	Annex I
Current Assets	1.04(f)
Current Liabilities	1.04(f)
Domain Names	Annex I
Environmental Law	Annex I
ERISA	Annex I
ERISA Affiliate	2.13(a)
Escrow Agent	1.03(b)
Escrow Agreement	1.03(b)
Escrowed Funds	1.03(b)
Estimated Working Capital Statement	1.04(a)
Executory Period	5.01
Filing Party	5.06(b)
Financial Statements	2.05(a)
Fundamental Documents	Annex I
Funded Indebtednes	Annex I
GAAP	1.04(f)

General Escrow	1.03(b)
Governmental Entity	Annex I
Guarantor	Preamble
Guaranty	5.19
Indemnified Party	8.05(a)
Indemnifying Party	8.05(a)
Intellectual Property	Annex I
Interests	Preamble
Judgment	2.03(a)
Knowledge of Purchaser	Annex I
Knowledge of the Company	Annex I
Latest Balance Sheet	2.05(a)
Leased Property	2.06
Liens	Annex I
Losses	8.01(a)
Material Adverse Effect	Annex I
Material Contract	2.09(b)
Non-Filing Party	5.06(b)
Notice of Disagreement	1.04(b)
Obligations	5.19
October Revenues	1.04(b)
Operating Expense Escrow	1.03(b)
Operating Expense Prepayment	1.01
Operating Expenses	Annex I
Outside Date	7.01(a)(iv)
Permits	2.10
Permitted Liens	Annex I
Person	Annex I
Personnel	2.17
Proceeding	Annex I
Purchase Price	1.01
Purchaser	Preamble
Purchaser Indemnitees	8.01(a)
Registered Intellectual Property	2.03(c)
Retained Employee	5.14(a)
Return or Returns	Annex I
Santa Clara Lease	5.11
Securities Act	Annex I
Seller	Preamble
Seller Disclosure Schedules	Art. III
Seller Financial Statements	2.03(a)
Seller Indemnitees	8.02
Seller Released Parties	5.13
Software	Annex I
Standard Form Customer Contracts	2.09(d)
Sublease	2.08

v

Subsidiary	Annex I
Survival Date	8.06(a)
Target Working Capital Amount	1.04(d)
Tax or Taxes	Annex I
Taxing Authority	Annex I
Third Party Claim	8.05(a)
Transaction	1.01
Transfer Taxes	Annex I
Transition Services Agreement	Annex I
Treasury Regulation	Annex I
Waiving Party	6.05
WARN Act	Annex I
Working Capital	1.04(f)

PURCHASE AGREEMENT (this “Agreement”) dated as of September 30, 2006 by and among Globix Hosting, LLC, a Delaware limited liability company (the “Company”), Globix Corporation, a Delaware corporation (the “Seller”), Quality Technology Services Holding, L.L.C. a Delaware limited liability company (“Purchaser”) and Quality Investment Properties Tech Centre Holding, LLC, a Delaware limited liability company (“Guarantor”).

WHEREAS, the Seller owns 1,000 units of membership interest representing one hundred percent (100%) of the authorized, issued and outstanding ownership interests in the Company (the “Interests”); and

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, all of the Interests.

NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of the Interests.

SECTION 1.01. Purchase and Sale of the Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from the Seller, the Interests for (i) an aggregate purchase price in cash of $20 million, payable as set forth below in Section 1.03 (the “Purchase Price”) and subject to adjustment at or prior to the Closing as provided in Sections 1.03 and 1.04(a), and (ii) $1,658,644.00, which amount shall represent a prepayment by Purchaser for Operating Expenses related to the Centre Street Property (the “Operating Expense Prepayment”), payable as set forth below in Section 1.03. The purchase and sale of the Interests and the execution and delivery of the Ancillary Agreements is referred to in this Agreement as the “Transaction.” Terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in Annex I.

SECTION 1.02. Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01(a), or, if on such day any other condition set forth in Section 6.01, 6.02 or 6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been, or are capable of being, satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between the Seller and Purchaser, provided that Closing will not occur prior to October 31, 2006. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Transactions to Be Effected at the Closing At the Closing:

(a)          The Seller shall deliver to Purchaser certificates representing the Interests and accompanying transfer documents, evidencing the conveyance, assignment and transfer of the Interests to Purchaser.

(b)          Purchaser shall deliver to a financial institution selected by Seller and reasonably acceptable to Purchaser (the “Escrow Agent”) in immediately available U.S. funds an amount equal to (i) $2 million (the “General Escrow”) and (ii) the Operating Expense Prepayment (the “Operating Expense Escrow” and , together with the General Escrow, the “Escrowed Funds”) to be held and invested pursuant to the terms and conditions of an escrow agreement dated the Closing Date (the “Escrow Agreement”) among Seller, Purchaser and the Escrow Agent, in substantially the form attached as Exhibit A.

(c)          Purchaser shall deliver in exchange therefor to the Seller (i)  payment, by wire transfer to a bank account designated in writing by the Seller at least two Business Days prior to the Closing Date, in immediately available U.S. funds of (x) an amount equal to sum of (A) the Purchase Price less the amount of the General Escrow and (B) the amount of the positive or negative difference between the amount of Working Capital of the Company as of the close of business on the Closing Date as shown on the Seller's Estimated Working Capital Statement (as defined below) and the Target Working Capital Amount (as defined below), such sum being hereinafter called the “Closing Date Amount”) and (y) the Operating Expense Prepayment and (ii) such other documents as the Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(d)          Subject to Section 1.05, all payments hereunder shall be made in cash in immediately available funds and without any withholding for Taxes of any kind; provided, that the Seller shall provide Purchaser a certificate of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b)(2).

(e)          Seller and Purchaser shall treat the Transaction as a sale by Seller of the assets held by the Company for federal (and all applicable state, local and foreign) income tax purposes. In accordance with such treatment, between the date hereof and the Closing Date Seller and Purchaser shall agree on the allocation of the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), and which allocation shall be binding on Seller and Purchaser. Seller and Purchaser and their Affiliates shall report, act and file Returns in all respects and for all purposes consistent with such allocation prepared by Company. Neither Seller nor Purchaser nor any of their Affiliates shall take any position (whether in audits, Returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.

SECTION 1.04. Purchase Price Adjustment.

(a)          Not later than two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement showing its good faith estimate of the amount of Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital Statement”).

(b)          Within 60 days after the Closing Date, the Purchaser shall cause the Company to prepare and deliver to Seller a statement (the “Closing Statement”) setting forth the amount of (i) Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”) and (ii) the total revenues of the Business determined in accordance with GAAP for the month of October 2006 (the “October Revenues”). Following the Closing Date, each party shall provide to the other party (including to such party’s independent auditors) access at all reasonable times to the personnel, properties, books and records of the such party for such purpose. Seller and its independent auditors may participate in the preparation of the Closing Statement. The Closing Statement shall be prepared in a manner that is consistent with the Company’s historical accounting principles, methodologies and judgments, except that no effect shall be given to, and the Closing Statement shall not reflect (a) the effect (including any Tax effect) of any act, event or transaction occurring between the actual time of Closing and the close of business on the Closing Date, including any transaction between the Seller and Purchaser or relating to Purchaser’s financing of any of the transactions contemplated hereby, (b) any transaction occurring on the Closing Date between the Company and the Purchaser or any of Purchaser’s Affiliates or (c) any purchase, accounting or other similar adjustments resulting from the consummation of the Transaction.

(c)          During the 30 day period following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers of the Company relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on any failure of Closing Working Capital or the October Revenues to have been calculated in accordance with this Section 1.04. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and Purchaser on the earlier of (A) the date the Seller and Purchaser resolve in writing any disagreements with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30 day period following the delivery of a Notice of Disagreement, the Seller and Purchaser shall seek in good faith to resolve in writing any disagreements with respect to the matters specified in the Notice of Disagreement. During such period each party shall have access to the working papers of the other parties prepared in connection with the preparation of the Closing Balance Sheet, the Closing Statement or any Notice of Disagreement. At the end of such 30 day period, the Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by the Seller and Purchaser in writing. The fees and expenses of the Accounting Firm shall be borne equally by the Seller and Purchaser. If any disputed items are referred to the Accounting Firm, then such disputed items (and any resulting adjustment to the Closing Statement) shall be finally and conclusively, for all purposes hereafter, be as determined by the Accounting Firm. Such determination (the “Accountants’ Determination”) shall be (A) in writing, (B) furnished to the Seller and Purchaser as soon as practicable after the items in dispute have been referred to the Accounting Firm (which the parties shall request shall not be later than sixty (60) days thereafter), (C) made in a manner that is consistent with the prescribed manner of preparation of the Closing Statement pursuant to Section 1.04 and (D) non-appealable and incontestable by the Seller, Purchaser or any of their respective Affiliates, and not subject to collateral attack for any reason. Any fees and disbursements of the Seller’s independent auditors incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by the Seller, and any fees and disbursements of Purchaser’s independent auditors incurred in connection with their preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Purchaser.

(d)          Following the final determination of the amount of the Closing Working Capital pursuant to subsection (c) above (the “Final Determination Date”), the Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $0 (the “Target Working Capital Amount”), and the Purchase Price shall be decreased by (i) the amount by which Closing Working Capital is less than the Target Working Capital Amount and (ii) the product of (x) 6.6 and (y) the positive difference, if any, between (A) 0.70 multiplied by $3,099,000 and (B) and the amount of the October Revenues (the Purchase Price as so increased or decreased is hereinafter referred to as the “Adjusted Purchase Price”). If the Closing Date Amount (plus the initial amount of the General Escrow) is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount (plus the initial amount of the General Escrow) is greater than the Adjusted Purchase Price, the Seller shall, within 10 Business Days after the Closing Statement becomes final and binding on the parties, make a payment to the other by wire transfer in immediately available U.S. funds in the amount of such difference. Any amounts owed by the Seller pursuant to this Section 1.04(d) shall be paid out of General Escrow pursuant to the Escrow Agreement to the extent the funds of the General Escrow remain available for such purpose (i.e. not previously released and not subject to pending claims). Any amounts owed by the Seller pursuant to this Section 1.04(d) shall be paid to Purchaser and any amounts owed by Purchaser pursuant to this Section 1.04(d) shall be paid to the Seller.

(e)          The parties acknowledge that the Seller intends to cause all Cash held by the Company to be distributed to the Seller prior to the Closing.

(f)           The term “Working Capital” means Current Assets minus Current Liabilities. The term “Current Assets” means current assets, excluding Cash, and the term “Current Liabilities” means the current liabilities (including any liabilities for income or franchise taxes of the Company based on current period events occurring through the Closing Date up to the Closing), in each case, of the Company, calculated in the same way, using the same methods, as the line items on the Latest Balance Sheet (as defined in Section 2.05) as of the Closing Date, except as described below and subject to adjustment in accordance with Exhibit B and consistent with Working Capital as calculated on the Latest Balance Sheet set forth on Exhibit C. Without limiting the generality of the foregoing, Closing Working Capital shall be calculated in the same way, using the same methods, as the line items comprising Working Capital on the Latest Balance Sheet, in accordance with United States generally accepted accounting principles (“GAAP”), except as described below and subject to adjustment in accordance with Exhibit B and consistent with Working Capital as calculated on the Latest Balance Sheet set forth on Exhibit C. Notwithstanding the foregoing, (i) Current Liabilities shall not include (A) any portion of Funded Indebtedness, (B) any intercompany payables between the Company and the Seller, (C) any liabilities associated with the Company Benefit Plans (including for accrued vacation), (D) any liabilities for all costs and expenses described in Section 5.06 as paid or otherwise satisfied by the Seller, (E) any liabilities incurred by Purchaser in connection with financing the Transaction, (F) any liabilities incurred by the Purchaser in connection with any transaction between or among Purchaser, the Company and any third party occurring between the actual time of Closing and the close of business on the Closing Date, (G) any current and non-current deferred tax liabilities, (H) deferred revenue (except to the extent of customer prepayment for services rendered), and (I) any negative leasehold liabilities and (ii) Current Assets shall not include (A) prepaid income taxes or income tax refunds receivable, (B) any current and non-current deferred tax assets, (C) any intercompany receivables between the Company and the Seller, or (D) any accounts receivable from hosting customers more than 61 days past due (in excess of corresponding reserves) (the “61 Day Receivables”) for purposes of the Estimated Working Capital Statement (provided that any such accounts receivable excluded for purposes of the Estimated Working Capital Statement shall be included in the determination of Closing Working Capital to the extent collected prior to the final determination of Closing Working Capital pursuant to subsection (c) above).

(g)          Purchaser agrees, solely with respect to the calculation of the Adjusted Purchase Price, and without restricting in any manner whatsoever Purchaser’s right to take any action that would not affect such calculation, that following the Closing, Purchaser will not take, or allow the Company to take, any actions with respect to the accounting books, records, policies and procedures of the Company on which the Closing Statement and Closing Working Capital are to

be based that are not consistent with the accounting principles and methodologies used in preparation of the Estimated Working Capital Statement pursuant to Section 1.03(b) and 1.04(a).

(h)          The parties hereto agree that (i) the Company shall use its commercially reasonable efforts to collect the 61 Day Receivables prior to the Final Determination Date, (ii) none of the 61 Day Receivables shall be forgiven or excused prior to the Final Determination Date and (iii) the Company shall send notices of default or termination of any 61 Day Receivables to the appropriate hosting customer in a manner consistent with past practice.

ARTICLE II

Representations and Warranties Relating to the Company

The Company and the Seller hereby represent and warrant to the Purchaser (except as set forth in the written disclosure schedules (which schedules shall in each case identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent) delivered by the Company or the Seller to the Purchaser in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedules”)) as follows:

SECTION 2.01. Organization; Standing; Qualification; Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

SECTION 2.02. Authority; Execution and Delivery; Enforceability. The Company has the requisite limited liability company power and authority to execute this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action, and the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party and the consummation by the Company of the transactions contemplated thereby will be duly authorized by all necessary action on the part of the Company prior to the Closing. The Company has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

SECTION 2.03. No Conflicts; Consents.

(a)          The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, any provision of (i) the Fundamental Documents of the Company, (ii) any Material Contract or (iii) any judgment, order or decree of any Governmental Entity (“Judgment”) or statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, or rights or losses that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)          No consent, approval, license or order (“Consent”) of, material Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to, the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than (i) those the failure of which to obtain or make would not reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party and (ii) those that may be required by reason of Purchaser’s participation in the transactions contemplated hereby and by any Ancillary Agreement.

SECTION 2.04. Capitalization; Subsidiaries.

(a)          The outstanding equity interests in the Company consist solely of the Interests. There are no outstanding options, warrants, rights, calls, agreements, convertible securities or other commitments or rights issued by the Company or to which the Company is a party to purchase or acquire any equity interests from the Company, and no other equity interests of the Company are reserved for any purpose. There are no Contracts to which the Company is a party that relate to the Interests.

(b) The Company has no Subsidiaries.
SECTION 2.05. Financial Statements.

(a)          Schedule 2.05(a) contains a true and complete copy of the unaudited pro forma balance sheet of the Company as of June 30, 2006 (the "Latest Balance Sheet") and the unaudited pro forma statements of income for the nine-month period then ended and for the year-ended September 30, 2005 (together with the Latest Balance Sheet, the "Financial Statements"). The Financial Statements (i) were prepared by the Company on a basis consistent with the Seller Financial Statements (as defined below), (ii) present fairly, in all material respects, the financial condition, results of operations of the Company as of the dates thereof or for the periods covered thereby, as the case may be (subject to the absence of (x) any footnotes that may be required and (y) normal year-end adjustments) and (iii) are based upon certain assumptions considered reasonable by management), taking into effect that (i) the Financial Statements reflect all operating costs associated with the Centre Street Property, (ii) the Financial Statements do not reflect the costs of finance and IT support provided by the Seller and (iii) the Financial Statements do not reflect charges for services provided by NEON to the Business. The Financial Statements are derived from the Seller Financial Statements (as defined below) assuming that (i) the contribution of the assets comprising the Business were contributed to the Company on October 1, 2004 and (ii) the transaction for the sale of Centre Street Property by ATC Merger Corp. closed on September 29, 2006. All material adjustments to the Seller Financial Statements made as part of such derivation are disclosed in the Company Schedules. The Company believes that the assumptions made in deriving the Financial Statements from the Seller Financial Statements are reasonable. The Financial Statements may be subject to adjustment based on the actual carrying value of net assets sold at the date of closing, among other considerations.

(b)          The Financial Statements should be read in conjunction with the Seller’s consolidated financial statements (the “Seller Financial Statements”), contained in the Seller’s Annual Report on Form 10-K for the year-ended September 30, 2005 and its Quarterly Reports on Form 10-Q for the quarter ended December 31, 2005 and the quarter ended March 31, 2006 as filed with the SEC.

(c)          Except as and to the extent disclosed or reflected in the Latest Balance Sheet or otherwise listed or described herein or in the Assignment and Assumption Agreement (or in the schedules hereto or thereto), the Company does not have any liabilities of a nature that would be required to be reflected or reserved against in a balance sheet of the Company, except for liabilities (i) incurred in connection with the transactions contemplated by this Agreement, (ii) incurred in the ordinary course of business since June 30, 2006 or (iii) that would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 2.06. Real Property. The Company has not, and never has had, any interest in any real property other than the leasehold interests identified on Schedule 2.06 (each individually, a “Leased Property”). The Company is the lessee of each Leased Property and is in possession of the premises purported to be leased thereunder. The Company is not, and has not been, in default under any such lease. There are no existing material structural defects in the improvements on the premises leased by the Company, and all heating and air conditioning systems, electric wiring and fixtures, ventilation systems, plumbing systems and lighting systems therein are in good working order and condition in all material respects. The Company’s fixtures, equipment and other tangible personal property are in good operating condition and repair in all material respects, except for ordinary wear and tear attributable to the routine and ordinary day-to-day conduct of the Business, and have been maintained in all material respects in accordance with industry standards applicable to Persons operating businesses comparable to the

Business. None of the Company’s equipment is required for the continued operation of the buildings in which such equipment is located, or subject to any requirement that such equipment be abandoned to the lessor of the premises where such equipment is located.

SECTION 2.07. Intellectual Property.  (a) The Company owns or has adequate and transferable rights to use all Intellectual Property reasonably necessary for the conduct of the Business as presently conducted, free and clear of all Liens, except licenses applicable to said Intellectual Property and any Permitted Liens. Except as set forth on Schedule 2.07, Purchaser shall have immediately after the Closing all Intellectual Property that was owned or used by the Company in connection with the conduct of the Business immediately prior to the Closing (the “Company Intellectual Property”) on, and subject to, substantially identical terms and conditions as in effect immediately prior to the Closing.

(b)          Except as set forth on Schedule 2.07, to the Knowledge of the Company, (i) neither the Company nor the Business has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, (ii) the Company Intellectual Property does not materially interfere with, infringe upon or constitute a misappropriation of or conflict with any Intellectual Property right of any third party, and (iii) there is no material Claim pending or threatened against the Company alleging any such interference, infringement, misappropriation or conflict with any Intellectual Property rights of any third party. Since June 30, 2004, the Company has not received any written notice from any other Person challenging in any material respect the Company’s ownership or right to use, or the validity or enforceability of, any of the Company Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for any such challenge. The Company has not since June 30, 2004 made any material Claim in writing of an interference, infringement or misappropriation by any third party of any Company Intellectual Property. To the Knowledge of the Company, no third party is in any material respect currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Company Intellectual Property.

(c)          Schedule 2.07 sets forth a complete and current list of all (i) U.S. and foreign trademark registrations, copyright registrations and issued patents, design models and utility models, (ii) all pending U.S. and foreign trademark registrations (including applications based upon an intent to use a trademark), copyright registrations and patents (including design patents and utility patents), and (iii) Domain Names, in each case owned by the Company (“Registered Intellectual Property”). To the Knowledge of the Company, all Registered Intellectual Property is valid, subsisting, unexpired and enforceable, and all renewal fees and other maintenance fees in connection therewith that have fallen due on or prior to the date of this Agreement have been paid.

(d)          Except as set forth on Schedule 2.07, the Company has not granted to any third party any right, license, permission or other interest in or with respect to any material Company Intellectual Property.

(e)          To the Knowledge of the Company, no present or former employee, officer, director, agent or outside contractor of the Company, or of the Seller or any of its Affiliates, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any of the Company Intellectual Property.

SECTION 2.08. Assets. Subject to the terms of the Sublease to be entered into as of the Closing by and between Globix and the Company for the Centre Street Property (the “Sublease”) and to Section 5.05(c), the assets owned or leased by the Company (together with the properties, assets and rights made available to the Company pursuant to, and specifically identified in, the Ancillary Agreements), whether real, personal or mixed and whether tangible or intangible, constitute all of the material properties, assets and rights which have been used or held for use by Seller in its prior operation of the Business, or which are necessary or required for the conduct of the Business of the Company, as currently conducted (the “Assets”). The Company is the sole and exclusive owners of, and have good, valid and marketable title to, all of the Assets reflected as owned in their respective books and records free and clear of all material Liens (including, without limitation, any obligations under the Sublease). Upon consummation of the Transaction, the Company will continue to be vested with good and marketable title to all such Assets free and clear of all material Liens. A listing of the tangible fixed Assets, depicting their locations, among other things, is attached hereto as Schedule 2.08.

SECTION 2.09. Contracts.

(a)          The Company is not a party to or bound by any Contract that is used or held for use in, or that arises out of, the operation or conduct of its business and that is:

(i)          a written employment agreement, consulting or independent contractor agreement;

(ii)        a Contract containing a covenant not to compete or not to solicit any Person or class of Persons as customers or employees, or which otherwise restricts the line(s) of business that may be conducted by the Company;

(iii)       a Contract (other than employment agreements) with any shareholder, director, officer or Affiliate of the Company;

(iv)	a lease or similar Contract under which:
(A)

the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third party involving payment by the Company of more than $50,000 on an annual basis (unless terminable without payment or penalty upon no more than 180 calendar days’ notice); or

(B)

the Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company, involving payment by or to the Company of more than $50,000 on an annual basis (unless terminable without payment or penalty upon no more than 180 calendar days’ notice);

(v)         a Contract under which the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other Person (other than endorsements for the purpose of collection in the ordinary course of business) that, individually, is in excess of $100,000;

(vi)       a Contract granting a Lien (other than the Permitted Liens) upon any of the material assets of the Company;

(vii)      a power of attorney (other than a power of attorney given in the ordinary course of the business with respect to routine Tax matters);

(viii)     a Contract (including a purchase order entered into in the ordinary course of business) involving payment by the Company of more than $50,000 on an annual basis;

(ix)       a Contract involving the obligation of the Company to deliver products or services to customers for payment of more than $5,000 for the combined months of June through August of 2006;

(x)         which is a joint venture contract or arrangement or other agreement involving a sharing of revenues, profits or expenses;

(xi)       which is a marketing, sales, franchise, distribution, commission, agency or representative agreement; or

(xii)      which is an agreement involving client referral fees payable to or by the Company or otherwise involving any obligation on the part of the Company to share any revenue of the Business.

(b)          With respect to each Contract required to be disclosed pursuant to Section 2.09 (each a “Material Contract”), the Company is not, to the Knowledge of the Company, (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect of or under any Material Contract. Except as set forth on Schedule 2.09(b), no Contract which is binding on the Company materially restricts the development, marketing or offering of the Company’s services or the conduct of the Business (for example, by way of noncompetition or nonsolicitation covenants) or grants third parties exclusive rights, rights of first opportunity or first refusal or rights to obtain services on a most-favored customer basis or contains any “take or pay” provisions. Complete and correct copies of all Material Contracts have been made available to Purchaser or to Purchaser’s counsel.

(c)          Schedule 2.09(c) identifies the 20 largest customers of each of the New York data center facility and the Santa Clara data center facility determined by reference to the revenue derived from such customers during from the combined period of June through August of 2006.

(d)          Attached as Schedule 2.09(d) are true and complete copies of the standard forms of contracts the Company has entered into with customers of the Business relating to the provision of services to such customers (the “Standard Form Customer Contracts”). Except as set forth on Schedule 2.09(c), all of the Company’s contracts with customers of the Business related to the provision of such services are in substantially the form of the Standard Form Customer Contracts, without any material modifications or changes thereto. None of the customers of the Company has any leasehold or other rights entitling them (or their equipment) to occupy any portion of the Centre Street Property.

(e)          Schedule 2.09(e) hereto sets forth a listing of all industry certifications held by the Company or by the Seller with respect to the Business. All such industry certifications previously held by the Seller have been validly and effectively transferred to the Company, and will remain in full force and effect after giving effect to the Transaction. Schedule 2.09(d) also sets forth the dates of any required recertifications or similar updating of such industry certifications, and identifies any customer contracts that require that the Business maintain any industry certifications.

SECTION 2.10. Permits. The Company holds and is in compliance with all material permits and material authorizations (“Permits”) required under Applicable Law for the conduct of the business of the Company as presently conducted and all such Permits are in full force and effect. This Section 2.10 does not relate to Permits required by any Environmental Law, which are the subject of Section 2.16.

SECTION 2.11. Taxes.

(a)          The Company filed (or caused to be filed) all material Returns that were required to be filed by it. All (i) Taxes shown as due and owing by the Company on all such Returns and (ii) all material Taxes otherwise due and payable (other than Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) have been paid. There are no Liens for Taxes (other than Permitted Liens for Taxes) upon any of the assets of the Company.

(b)          There is no material dispute or claim concerning any Tax liability of Company claimed or raised by any Taxing Authority in writing for which adequate reserves have not been made and recorded on the books and records of the Company.

(c)          The Company has withheld and paid over to the appropriate Taxing Authorities or other Governmental Entity all material Taxes required to be withheld by Applicable Law.

(d)          To the Knowledge of the Company, the Company has not entered into in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)          The Company is, and has been at all times since formation, an entity disregarded as separate from Seller for purposes of federal (and applicable state and local) income Tax purposes.

(f)           The Company is not a party to any Tax allocation or Tax sharing agreement.

SECTION 2.12. Proceedings. Schedule 2.12 sets forth all pending or, to the Knowledge of the Company, threatened Proceedings or Claims against the Company or affecting any Assets or the Business that (a) seek any material injunctive relief or (b) would reasonably be expected to give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. To the Knowledge of the Company, the Company is not a party or subject to or in default under any material Judgment applicable to the conduct of the present business of the Company or any of its respective assets.

SECTION 2.13. Benefit Plans.

(a)          Schedule 2.13(a) sets forth a true and complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of ERISA, whether or not such employee benefit plans are subject to ERISA) as well as any health and welfare, bonus, stock option and deferred compensation plan, program or arrangement, under which the Company, or any entity that is a member of a “controlled group of corporations” with or is under “common control” with the Company as defined in Section 414(b) or (c) of the Code (“ERISA Affiliate”), has any material present or future obligations or material liability on behalf of any current or former employee of the Company or the Seller or the dependents or beneficiaries of such employees (all of the foregoing being referred to in this Agreement as the “Company Benefit Plans”).

(b)          Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms, ERISA, the Code and other Applicable Law, (ii) neither the Company nor any of its ERISA Affiliates, nor to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company to a material Tax or penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA; and (iii) neither the Company nor any ERISA Affiliate has incurred any liability with respect to any Company Benefit Plans under Title IV of ERISA.

(c)          Except as required under Section 4980B of the Code or other similar Applicable Law, the Company has no obligation to provide health benefits to any employee following termination of employment.

(d)          The Company has made available to Purchaser or to Purchaser’s counsel true and complete copies of the following documents relating to the Company Benefit Plans: (i) all Company Benefit Plan documents and (ii) the Form 5500 filed for the most recent plan year for each Company Benefit Plan for which a Form 5500 is required to be filed.

SECTION 2.14. Absence of Changes or Events. Since the date of the Latest Balance Sheet, the Company has not suffered a Material Adverse Effect. Purchaser acknowledges that there may have been disruption to the Company’s business as a result of the sales process conducted by the Seller relating to the Business (and there may be disruption to the Company’s business as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Purchaser acknowledges that the effects or results of any such disruption does not and shall not constitute a breach of this Section 2.14. Since the date of the Latest Balance Sheet, the Company has caused its business to be conducted in the ordinary course substantially consistent with past practices.

SECTION 2.15. Compliance with Applicable Laws. The Company is in compliance in all material respects with all Applicable Laws. The Company has not received any oral or written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any Applicable Laws nor has Seller or any Affiliate of Seller received any such communication with respect to the Business or the Assets. This Section 2.15 does not relate to matters with respect to (a) Permits, which are the subject of Section 2.10, (b) Taxes, which are the subject of Section 2.11, (c) Company Benefit Plans, which are the subject of Section 2.13, (d) environmental matters, which are the subject of Section 2.16, or (e) employee and labor matters which are the subject of Section 2.17.

SECTION 2.16. Environmental Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company is in compliance with all applicable Environmental Laws, (b) the Company has obtained and is in compliance with all Permits required under Environmental Laws to conduct their business as presently conducted and such Permits are in full force and effect, and (c) the Company has not entered into or is subject to any court decree or is subject to any Judgment relating to compliance with any Environmental Law or liability under any Environmental Law.

SECTION 2.17. Employee and Labor Matters.

(a)          All employees, independent contractors and other personnel of the Company (and of Seller or any Affiliate of Seller who are utilized in the Business) (collectively “Personnel”), together with their respective compensation, and a specification of the status of each as an employee, independent contractor or other Personnel, are listed on Schedule 2.17(a). Schedule 2.17(a) contains correct and complete lists (and, where appropriate, descriptions) of all (a) employees of the Company who to the Knowledge of the Company are not actively at work, for any reason whatsoever, as of the date of this Agreement and (b) current and former employees of the Seller, the Company who were or are utilized in the Business and with whom the Seller, Company is a party to any pending or, to the Knowledge of the Company, threatened actions, suits, claims, investigations or proceedings. Except as disclosed on Schedule 2.17(a), the Company is not a party to any written or oral employment contract or agreement with any of its Personnel which precludes termination at will of any such Personnel. None of the Personnel of the Company is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date except as reflected on Schedule 2.17(a). To the Knowledge of the Company, no former employee is competing with or preparing to compete with the Company, has solicited or is soliciting any of the Company’s employees or customers, or has misappropriated any trade secrets or confidential information of the Company in any case in breach of any agreement between the Company and such person, whether a nondisclosure, noncompetition or other agreement.

(a)          The Company is not a party to any collective bargaining agreement or similar Contract with any labor organization, union or association. There are no material unfair labor practice complaints pending against the Company, or to the Knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of them. No material strike, labor dispute, slowdown or stoppage is pending against the Company. To the Knowledge of the Company, there are no such matters, with respect to the above, pending or threatened against the Seller with respect to its prior operation of the Business.

(b)          The Company is in material compliance with all Applicable Laws relating to the hiring and retention of employees, leased employees and independent contractors, relating to wages, hours, labor, employment and employment practices, terms and conditions of employment, equal employment opportunity and collective bargaining agreements.

SECTION 2.18. Insurance.

(a)          All premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by the Seller, the Company with respect to any insurance policy currently in effect, and which is presently owned or held by the Seller, the Company, insuring the products, properties, assets, business and operations of the Company and their respective potential liabilities to third parties, in each case, except any such insurance policies that the Seller, the Company is in the process of extending, replacing or renewing in the ordinary course of business. To the Knowledge of the Company, the Company is not in material default under any such insurance policies.

(b)          The Seller and/or the Company currently has in place directors and officers insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions of the officers and directors of the Company and all Retained Employees (as defined below) occurring on or before the Closing Date.

SECTION 2.19. Fundamental Documents; Bank Accounts, Etc.

(a)          The Company has delivered to the Purchaser true and correct copies of the Fundamental Documents of the Company. Schedule 2.19(a) lists each director and officer, or person holding equivalent positions or performing equivalent functions, of the Company.

(b)          Schedule 2.19 lists the name of every bank in which the Company has an account or safe deposit box, the identifying numbers of all such accounts and safe deposit boxes, and the names of all Persons having access thereto, power to draw thereon (and in what combinations) and having power to borrow, discount debt obligations, cash or draw checks, or otherwise act on behalf of the Company in any dealings with such banks.

SECTION 2.20. Funded Indebtedness. There is no Funded Indebtedness of the Company.

SECTION 2.21. Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 2.22. Assignment and Assumption Agreement. The Assignment and Assumption Agreement, dated as of July 1, 2006, between the Company and the Seller constitutes a legal, valid and binding obligation of the Company and the Seller enforceable against the Company and the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

ARTICLE III

Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser (except as set forth in the written disclosure schedules (which schedules shall in each case identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent) delivered by the Seller to the Purchaser in connection with the execution and delivery of this Agreement (the “Seller Disclosure Schedules”) as follows:

SECTION 3.01. Authority; Enforceability; No Violation, Etc. The Seller has the requisite corporate power and authority to execute this Agreement and each Ancillary Agreement to which the Seller is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller, and the execution and delivery by the Seller of each Ancillary Agreement to which the Seller is, or is specified to be, a party, and the consummation by the Seller of the transactions contemplated thereby, will be duly authorized by all necessary corporate action on the part of the Seller prior to the Closing. The Seller has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

SECTION 3.02. No Conflicts; Consents. Neither the execution and delivery by the Seller of this Agreement or any Ancillary Agreement to which the Seller is, or is specified to be, a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Seller with any of the provisions hereof and thereof, will conflict with or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, (a) any provision of the Seller’s Fundamental Documents, (b) any Judgment or Applicable Law applicable to the Seller or the Interests owned by the Seller, or (c) any material Contract to which the Seller is a party or by which any of its assets or properties are bound, other than any such conflicts, violations, defaults or rights or losses that, individually or in the aggregate, would not reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which the Seller is, or is specified to be, a party. Except otherwise contemplated by this Agreement, no material Permit of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made for the consummation by the Seller of the transactions contemplated by this Agreement and any Ancillary Agreement to which the Seller is, or is specified to be, a party.

SECTION 3.03. The Interests. The Seller owns all of the outstanding Interests. The Seller has good and valid title to the Interests, free and clear of all Liens except for taxes not yet due and payable. As of the Closing, good and valid title to such

Interests will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its Affiliates. The Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Interests.

SECTION 3.04. Brokers or Finders. The Seller has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants to the Seller (except as set forth in the written disclosure schedules (which schedules shall in each case identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is reasonably apparent) delivered by the Purchaser to the Seller in connection with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedules”)) as follows:

SECTION 4.01. Organization; Standing; Qualification; Power. Purchaser is duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Purchaser is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Purchaser or prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.02. Authority; Execution and Delivery; and Enforceability. Purchaser has the requisite corporate power and authority to execute this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party and the consummation by Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Purchaser has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of Purchaser, as applicable, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

SECTION 4.03. No Conflicts; Consent.

(a)          The execution and delivery by Purchaser of this Agreement does not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets owned or used by Purchaser under, any provision of (i) the Fundamental Documents of Purchaser or any of its Subsidiaries, (ii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its Subsidiaries or its respective properties or assets, other than those that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Purchaser or (B) materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party.

(b)          No material Consent or Permit of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance by Purchaser of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party, or the consummation of the transactions contemplated hereby and thereby, other than those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Purchaser or (B) materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party.

SECTION 4.04. Proceedings. There are not any (a) outstanding Judgments with respect to Purchaser or any of its Subsidiaries, (b) Proceedings or Claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that, in any case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser or materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party.

SECTION 4.05. Investment Intent. Purchaser acknowledges that the Interests have not been registered under the Securities Act and that the Interests may not be resold absent such registration or unless an exemption therefrom is available. Purchaser is acquiring the Interests for its own account, for investment purposes only and not with a view toward distribution thereof. Purchaser will not sell or otherwise dispose of any of the Interests except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws. Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

SECTION 4.06. Availability of Funds. Purchaser has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to pay the Purchase Price and the Operating Expense Prepayment and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.

SECTION 4.07. No Knowledge of Misrepresentation or Omission. None of Purchaser or any of its officers, directors, partners, members, employees, representatives or agents has any knowledge that the representations and warranties of the Company or the Seller made in this Agreement that are qualified as to materiality or Material Adverse Effect are not true and correct, or that those that are not so qualified are not true and correct in any material respect. Purchaser has no knowledge of any material errors in, or material omissions from, any Schedule, except in each case for items discovered by Purchaser after the date of this Agreement in respect of which Purchaser has given the Company or the Seller, as applicable, prompt written notice in accordance with Section 5.08(b).

SECTION 4.08. Brokers or Finders. Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 4.09. Contact with Customers and Suppliers. Neither Purchaser nor any of its employees, agents, representatives, financing sources or Affiliates has directly or indirectly contacted any franchisee, supplier, distributor, customer or other Person with a material business relationship with the Company prior to the Closing with respect to the Seller, the Business or the potential Transaction (other than as consented to in writing by the Company).

SECTION 4.10. No Reliance.

(a)          In connection with entering into this Agreement and each Ancillary Agreement to which Purchaser is, or is specified to be, a party, or that Purchaser is required by this Agreement to deliver, Purchaser hereby represents that: (i) neither the Seller nor the Company is acting as a fiduciary or financial or investment adviser to Purchaser, (ii) except as specifically set forth in Article II or Article III, as applicable, Purchaser is not relying (for purposes of entering into this Agreement or otherwise) upon any advice, counsel or representations (whether written or oral) of the Seller or the Company or any of their respective officers, directors, Affiliates, representatives or advisors (iii) neither the Seller nor the Company nor any of their respective officers, directors, Affiliates, representatives or advisors has given Purchaser (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the Transaction, this Agreement or any Ancillary Agreement, (iv) Purchaser has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisers to the extent it has deemed necessary, and it has made its own decisions with respect to entering into this Agreement based upon its own judgment and upon any advice from such advisers it has deemed necessary and not upon any view expressed by the Seller or the Company, (v) Purchaser is entering into this Agreement and each Ancillary Agreement with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks and (vi) Purchaser is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement and any Ancillary Agreement.

(b)          Purchaser acknowledges that it and its representatives and agents and counsel have been permitted full and complete access to the books and records, facilities, equipment, Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its representatives, agents and counsel have desired or requested to see and/or review, and that it and its representatives, agents and counsel have had a full opportunity to meet with the officers and knowledgeable employees of the Company to discuss the business of the Company. Purchaser acknowledges that neither the Seller, the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company, furnished or made available to Purchaser and its representatives, agents and counsel, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, and neither the Seller, the Company nor any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Memorandum, dated May, 2006 relating to the Business and any information, documents or material made available to Purchaser in any “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby or otherwise.

(c)          Purchaser understands that the Seller and the Company are relying on the accuracy and truth of the foregoing representations set forth in this Section 4.11, and Purchaser hereby consents to such reliance.

SECTION 4.11. Disclaimer Regarding Projections. In connection with Purchaser’s investigation of the Company, Purchaser has received from the Seller and/or the Company and their respective representatives certain projections, estimates and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at its sole risk, and without limiting any other provisions herein, that Purchaser shall have no Claim against anyone with respect thereto. Accordingly, Purchaser acknowledges, agrees and confirms that the Seller, the Company and any of their respective officers, directors, Affiliates, representatives or advisors, do not make, have not made nor shall be deemed to have made any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to such projections, estimates, forecasts or plans.

SECTION 4.12. Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company will have adequate capital available to carry on their respective businesses.

ARTICLE V

Covenants

SECTION 5.01. Conduct of Business. Except (a) with the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), (b) as set forth on Schedule 5.01, (c) as otherwise expressly contemplated or permitted by the terms of this Agreement or any Ancillary Agreement, (d) as required by any Material Contract, or (e) as required by Applicable Law, from the date hereof to the earlier of (x) the Closing and (y) termination of this Agreement (such period, the “Executory Period”), the Company shall conduct its business in the ordinary course in substantially the same manner as presently conducted or proposed to be conducted and the Company shall not take any of the following actions (subject to the foregoing exceptions in clauses (a) through (e) above):

(i)	amend its Fundamental Documents in any material manner;

(ii)        declare, pay or set aside any dividend or make any distribution with respect to, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring, directly or indirectly, any equity securities of the Company, or otherwise making any change in the capital structure of the Company; provided, however, that the Company may make distributions of Cash to Seller as contemplated by Section 1.04(e);

(iii)       issue any equity interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any equity interests;

(iv)       grant to any executive officer or employee set forth on Schedule 5.14(a) any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements;

(v)        make any change in any method of accounting or accounting practice or policy relating to the Company or the Business other than those required by GAAP or enter into any material settlements or closing agreements with a Taxing Authority regarding Taxes that could reasonably be expected to materially increase the Tax liability of the Company for any period ending after the Closing Date, except, in each case, in the ordinary course of business and consistent with past practice;

(vi)       acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(vii)      sell, lease, transfer or assign any of the assets of the Company, tangible or intangible other than inventory in the ordinary course of business consistent with past custom and practice;

(viii)    incur any Funded Indebtedness or issue any securities evidencing indebtedness; or

(ix)       authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

SECTION 5.02. Access to Information. The Company shall afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours to all the properties, books, records, Contracts, Returns and officers of the Company during the Executory Period and, during such period shall furnish to Purchaser and its accountants, counsel and other representatives any information concerning the Company as Purchaser and its accountants, counsel and other representatives may reasonably request; provided, however, that (a) such access does not unreasonably disrupt the normal operations of the Company and (b) the Company is not under any obligation to disclose to Purchaser or any such representative of Purchaser any information the disclosure of which is restricted by Contract or Applicable Law of which the Company in good faith determines is of such a proprietary nature that disclosure to Purchaser prior to the Closing would not be in the best interests of the Company. Purchaser covenants that such investigation shall be conducted in such a manner as not to unreasonably disrupt the normal operations of the Company, any of its Subsidiaries or the Seller.

SECTION 5.03. No Solicitation. Neither the Seller nor the Company shall, nor shall the Seller or the Company authorize any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it or the Company to, (i) solicit, initiate or encourage any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (other than Purchaser and its Affiliates and representatives). “Acquisition Proposal” as used herein means any offer, proposal or indication of interest in (i) the acquisition of the outstanding Interests in the Company, (ii) a merger, consolidation or other business combination between the Company and any third party or (iii) the sale of all or a substantial portion of the assets of the Company other than the transactions contemplated by this Agreement.

SECTION 5.04. Confidentiality.

Purchaser acknowledges that the information being provided to it in connection with the Transaction and the consummation of the other transactions contemplated hereby, including pursuant to Section 5.02 above, is subject to the terms of a confidentiality agreement dated as of July 6, 2006 between Purchaser and the Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

SECTION 5.05. Best Efforts.

(a)      On the terms and subject to the conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur, including defending against any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable, vacated or reversed; provided, however, that neither the Seller, the Company nor any of their respective Affiliates shall be required to make any material monetary expenditure, commence or participate in any Proceeding or offer or grant any material accommodation (financial or otherwise) to any third Person. Without limiting the foregoing, each party shall use its best efforts (subject to the provision in the immediately preceding sentence) to cause the Closing to occur by the Outside Date (as defined in Section 7.01(a)).

(b)     Prior to the Closing, each party shall, and shall cause its Affiliates to, use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from Governmental Entities or other third parties necessary or appropriate to permit the consummation of the Transaction; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). Purchaser acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed on the Schedules hereto and that such Consents and waivers have not been obtained. The Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of the Seller or the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or any such termination.

(c)     The Purchaser shall use its best efforts to transition each of the customers listed on Schedule 5.05 out of the property consisting of the three connected buildings located as 139-149 Centre Street, 93-99 Lafayette Street, and 103-109 Walker Street, New York, New York (the “Centre Street Property”). In no event, however, shall Purchaser allow any of the customers listed on Schedule 5.05(c) to occupy the Centre Street Property after May 31, 2007.

(d)          Following the date hereof, Purchaser shall use its best efforts, including by offering financial assurances, to cause the landlord under the Lease, dated July 24, 1998, as amended, by and between Mission Plaza LLC and Globix for the property located at 2807 Mission College Blvd, Santa Clara, CA 95054 (the “Santa Clara Lease”) to amend the Santa Clara Lease so that Seller is no longer a party or other obligor under the Santa Clara Lease and otherwise release Seller as a guarantor under the Santa Clara Lease.

(e)          Purchaser agrees that, upon the request of the Seller, it will enter into a surrender agreement, in customary form, providing for its surrender of the 139 Centre Street Property on April 30, 2007, including a consent to an order of eviction that cannot be enforced until April 30, 2007.

SECTION 5.06. Expenses; Transfer Taxes.

(a)          Whether or not the Closing takes place, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 5.05 (other than Section 5.05(b)) and as to the Seller, all fees and expenses of The Bank Street Group, LLC will be paid by the Seller.

(b)            All Transfer Taxes applicable to the transfer of the Interests shall be borne 50% by Purchaser and 50% by Seller. Any Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under local law for filing such Returns (such party, the “Filing Party”) and the Filing Party will use its reasonable efforts to provide such Returns to the other party (the “Non-Filing Party”) at least 15 days prior to the date on which such Returns are due to be filed (taking no account valid extensions). The Non-Filing Party shall pay the Filing Party 50% of the amount of the Transfer Taxes shown to be due on such Returns within 10 days of receipt of such Returns from the Filing Party. If required by applicable law, Seller, on the one hand, and Purchaser, on the other hand, shall, and shall cause their Affiliates to, join in the execution of any such Returns and other documentation. Each party agrees to use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to file any Return with respect to any such Transfer Taxes or to obtain any exemptions therefrom.

SECTION 5.07. [Intentionally Omitted].

SECTION 5.08. Supplemental Disclosure; Notice of Prospective Breach.

(a)          The Seller shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

(b)          Purchaser, on the one hand, and the Company and the Seller, on the other hand, shall each promptly notify the other in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at the Closing as if such representation and warranty were made at such time or (ii) any material failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

SECTION 5.09. Publicity. No public release or announcement concerning the transactions contemplated by this Agreement or any Ancillary Agreement, or this Agreement or any Ancillary Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 5.10. Resignations. On the Closing Date, the Seller shall cause to be delivered to Purchaser duly signed resignations (from the applicable board of managers or directors), effective immediately after the Closing, of any and all officers, directors and managers (or others occupying similar positions) of the Company, and shall take such other action as is necessary to accomplish the foregoing.

SECTION 5.11. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, Consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 5.12. Release. Effective as of the Closing, each of the Company and Purchaser hereby releases the Seller and its officers, directors, stockholders, partners, Affiliates, employees, agents, and attorneys and each of them (collectively, the “Seller Released Parties”) from any and all Claims and agrees not to bring or threaten to bring or otherwise join in any Claim against the Seller Released Parties or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company which existed on or prior to the Closing Date; provided, that the foregoing shall not apply to any Claim under this Agreement or any Ancillary Agreement.

SECTION 5.13. Contact with Customers and Suppliers. Purchaser, on behalf of itself, and its employees, agents, representatives, financing sources or Affiliates hereby agrees that such Persons are not authorized to and shall not contact, directly or indirectly, any franchisee, supplier, distributor, customer or other Person with a material business relationship with the Company with respect to the Seller, the Business or the potential Transaction prior to the Closing (other than as consented to in writing by the Company).

SECTION 5.14. Certain Employee Matters.

(a)          Schedule 5.14(a) lists all employees of Seller who work exclusively in the Business. Effective as of the Closing Date, Purchaser shall offer to employ each employee listed on Schedule 5.14(a) and shall provide to each employee who accepts such offer of employment (each such accepting employee, a “Retained Employee”) compensation (including such employee’s base salary or hourly rate of pay and working hours and bonus opportunity) that is at least substantially comparable, in the aggregate, to the compensation that was provided to such Retained Employee on the Closing Date and benefits that are at least substantially comparable, in the aggregate, to the benefits that were provided to such Retained Employee on the Closing Date. Purchaser shall not terminate the employment of any individual designated as “key personnel” on Schedule 5.14(a) for so long as the Transition Services Agreement remains in effect. Purchaser may substitute one or more “corporate” level employees of Seller for an equivalent number of employees identified on Schedule 5.14(a) by notice given not less than five business days prior to the Closing (in which case the provisions of this Section 5.14 shall apply to such employees as if they were listed on Schedule 5.14(a) and the parties shall agree to appropriate adjustments to the Transition Services Agreement to reflect any such substitution).

(b)     During the 90 days following the closing, Purchaser may offer employment to the employees of Seller identified as "transition employees" on Schedule 5.14(b); provided that the transfer of the employment of any such transition employee shall occur at such time during such 90 day period as may be agreed to by Seller. Purchaser shall use commercially reasonable efforts to identify those transition employees to whom it will offer employment as soon as practicable following the date hereof. Upon the transfer of employment of any of such transition employees to the Purchaser, such transition employees shall be deemed to be Retained Employees for all purposes hereunder.

(c)      Purchaser shall treat or cause to be treated all service completed by any Retained Employee with Seller the same as service completed with the Company or Purchaser for all purposes, including waiting periods relating to preexisting conditions under medical plans, eligibility for and amount of severance pay, eligibility to participate in, vesting or payment of benefits under, and eligibility for early retirement or any subsidized benefit provided for under any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not such employee benefit plan is subject to ERISA) maintained by Purchaser or any of its Affiliates on or after the Closing Date. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any “employee welfare benefit plan” as defined in Section 3(1) of ERISA whether or not such employee welfare benefit plan is subject to ERISA), expenses and claims previously recognized for similar purposes under the applicable Company Benefit Plan shall be credited or recognized under the comparable plan maintained after the Closing Date by Purchaser or any of its Affiliates.

(d)     Purchaser will credit each Retained Employee hired by Purchaser or its Affiliates with at least such number of unused vacation days and other paid time off accrued by such employee with the Seller or its Subsidiaries prior to the Closing Date in accordance with the Seller’s or its Subsidiaries’ personnel policies applicable to such employees on the date hereof, copies of which have been made available to Purchaser.

(e)      Purchaser shall reimburse Seller for all costs incurred as a result of the termination of employment of any employee listed on Schedule 5.14(a) who does not become employed by Purchaser. Costs for which Seller shall be indemnified under this Section 5.14 include, but are not limited to severance payments under the Seller’s severance plan or program, payments due under any employment agreement or offer letter, outplacement fees or unemployment compensation costs incurred by Seller or any expenses under the WARN Act for such employees.

(f)      This Section 5.14 of this Agreement is intended to be for the benefit of the Retained Employees and may be enforced by such employees.

SECTION 5.15. Insurance.  Seller shall keep, or cause to be kept, all material insurance policies that provide coverage for the Company and its Subsidiaries in full force and effect through the close of business on the Closing Date, or provide for the renewal of all such policies that are expiring by their own terms prior to such date. As of the close of business on the Closing Date, Seller shall terminate or cause its Affiliates to terminate all coverage relating to the Company or the Business under the general corporate policies of insurance of Seller for the benefit of the Company and its Subsidiaries; provided, however, that (i) no such termination of any “occurrence” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses from events occurring prior to the Closing Date to the extent the insurance company or third party claims administrator shall have received written notice or claims relating to such events on or before the 30th day following the Closing Date; and (ii) no such termination of any “claims-made” policy in force as of the Closing Date shall be effected so as to prevent the Company and its Subsidiaries from recovering under such policies for losses from events occurring prior to the Closing Date to the extent the insurance company or third party claims administrator shall have received written notice of claims relating to such events on or before the Closing Date. For all insurance claims of the Company and its Subsidiaries filed prior to the Closing, and for those claims of the Company and its Subsidiaries identified as set forth in the foregoing clauses (i) and (ii), upon the consummation of the Closing, Purchaser shall be, or shall cause the Company and its Subsidiaries to be responsible for, any and all costs related to any such claim, including deductibles, self-insurance retentions, claims adjusting expenses, loss conversion factor expenses, retro-active premium adjustments, collateral requirements and associated costs, uninsured losses, and any other costs that become due and payable under the terms of the applicable policy in connection with any such claims. Purchaser agrees to cause the Company and its Subsidiaries to reimburse Seller for these costs by wire transfer of immediately available funds within ten (10) Business Days of receipt of any invoice from Seller relating thereto. Purchaser shall cause the Company and its Subsidiaries to become solely responsible for any and all insurance coverage and risk of loss with respect to the Company and its Subsidiaries based on (x) events occurring on or after the Closing Date and (y) events occurring prior to the Closing Date for which notice has not been received as described by the date set forth in the foregoing clause (i) and (ii).

SECTION 5.16. Non-Competition/Non-Solicitation.

(a)      For a period of one year from the Closing Date, Seller shall not, nor shall Seller permit its subsidiaries to engage in the business of providing [web hosting services] within a 25 mile radius of the Company’s principal hosting facilities as of the date hereof at the Centre Street Property and at 2807 Mission College Blvd, Santa Clara, CA 95054; provided that nothing in this subsection (a) shall prohibit Seller from (i) providing web hosting services to customers of its transport business, (ii) providing high density hosting services to customers at NEON facilities, or (iii)

acquiring any company, business or assets which derives less than 25% of its revenue from providing hosting services at the time of execution of the definitive agreement relating to such acquisition. Notwithstanding anything in this Section 5.16, the restrictions contained in this Section 5.16 shall not apply to any parent company and its subsidiaries (but shall apply to Seller and its subsidiaries) that acquires Seller whether by way of merger, consolidation, sale of assets or otherwise.

(b)     For a period of one year following the date hereof, Seller shall not and shall cause its subsidiaries not to, directly or indirectly (i) solicit or induce any Retained Employee to leave the employment of Purchaser; provided that this covenant shall not be deemed breached if any such employee is responding to general employment solicitation by Seller or any of its Affiliates which is not specifically directed at the Retained Employees or (iii) induce or attempt to induce any web hosting customer of the Company as of the date hereof to cease doing business with the Company, or in any way interfere with the relationship between any such web hosting customer, on the one hand, and the Company; provided that this covenant shall not be deemed breached if any such web hosting customer approaches Seller or its subsidiaries without any direct or indirect solicitation by Seller or its Affiliates.

(c)      If, in any judicial proceeding, the court shall refuse to enforce the covenants contained in this Section 5.16 because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce covenants contained in this Section 5.16 because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Company or Purchaser, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

SECTION 5.17. Operating Expense Escrow. The Seller and Purchaser agree to take all actions necessary to cause the Escrow Agent to release funds from the Operating Expense Escrow, in accordance with the Escrow Agreement, for the amount by which the Operating Expense Prepayment exceeds the actual amount, if any, of Operating Expenses payable by the Company, in accordance with Sections 4 and 5 of the Sublease.

SECTION 5.18. Globix Hosting Name. Seller shall assign all of its rights to the name “Globix” to Purchaser on or prior to the one year anniversary of the Closing Date.

SECTION 5.19. Guaranty. Guarantor hereby guarantees (the “Guaranty”) the obligations and performance of Purchaser under this Agreement (the “Obligations”). The obligations of the Guarantor hereunder are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor regardless of whether any action is brought against Purchaser or whether Purchaser is joined in any such action or actions. The Guaranty is a guaranty of performance and payment when due and not merely of collection. The Guaranty shall be unconditional regardless of any lack of enforceability of this Agreement or any bankruptcy, insolvency or similar Proceeding with respect to Purchaser; provided, that the foregoing shall not be deemed to preclude the Guarantor from asserting any of the defenses that would have been available to Purchaser. The obligations of Guarantor pursuant to this Agreement shall terminate on June 30, 2007.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Interests and the obligation of the Seller to sell the Interests to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)          Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transaction shall have been obtained or filed or shall have occurred.

(b)          No Injunctions or Restraints. No Applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect; provided, however, that any party seeking to assert this condition to its obligations shall have complied with its obligations set forth in Section 5.05.

SECTION 6.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Interests is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company and the Seller in this Agreement (other than those representations and warranties contained in Section 2.14 hereof) shall be true and correct in all respects (after giving effect to any supplement, update, amendment or waiver with respect thereto pursuant to Sections 5.08(a) or 6.05) as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, do not have a Material Adverse Effect on the Company. Purchaser shall have received (i) a certificate signed by an authorized officer of the Company with respect to the representations and warranties of the Company to such effect and (ii) a certificate signed by an authorized officer of the Seller with respect to the representations and warranties of the Seller to such effect. For purposes of clarification, the failure to be released of the Liens identified in Section (a)(v) and

Items 1-4 of Section (a)(vi) of Schedule 2.09 shall be deemed to be a breach of the representations and warranties of the Company and the Seller contained in this Agreement having a Material Adverse Effect on the Company resulting in the failure to be satisfied of the condition to Purchaser’s obligation to close set forth in this Subsection 6.02(a).

(b)     Performance of Obligations of the Company and the Seller. The Company and the Seller shall have performed or complied in all material respects after giving effect to any supplement, update, amendment or waiver with respect thereto pursuant to Sections 5.08(a) or 6.05) with all obligations and covenants required by this Agreement to be performed or complied with by the Company and the Seller, at or prior to the Closing and Purchaser shall have received (i) a certificate signed by an authorized officer of the Company with respect to the obligations and covenants of the Company to such effect, and (ii) a certificate signed by an authorized officer of the Seller with respect to the obligations and covenants of the Seller to such effect.

(c)      Secretary’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company and certifying as to (i) the Company’s Fundamental Documents and the incumbency of its officers executing this Agreement and each Ancillary Agreement to which it is a party and (ii) the necessary action of the sole member of the Company authorizing the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party.

(d)     Other Documents. A counterpart of each Ancillary Agreement to which the Company, the Seller or the Escrow Agent is a party shall have been duly executed by the Company and the Seller, as applicable, and delivered to Purchaser.

SECTION 6.03. Conditions to Obligation of the Seller. The obligation of the Seller to sell the Interests is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) in each case except for breaches as to matters that, individually or in the aggregate, do not have a Material Adverse Effect on Purchaser or materially impair the ability of Purchaser to perform its obligations under this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party. The Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)        Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the time of the Closing, and the Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c)      Secretary’s Certificate. The Seller shall have received a Certificate, dated as of the Closing Date, signed by the Secretary of Purchaser and certifying as to (i) Purchaser’s Fundamental Documents and the incumbency of its officers executing this Agreement and each of the Ancillary Agreements to which it is a party and (ii) the resolutions of its board of directors authorizing the execution, delivery and performance by it of this Agreement and each of the Ancillary Agreements to which it is a party.

(d)     Santa Clara Lease. The Santa Clara Lease shall have been amended such that Seller is no longer a party or otherwise an obligor or guarantor under the Santa Clara Lease.

(e)      Other Documents. A counterpart of each Ancillary Agreement to which Purchaser is a party shall have been duly executed and delivered to the Company and the Seller.

SECTION 6.04. Frustration of Closing Conditions. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to comply with its covenants or other obligations contained herein, including, without limitation, the obligations to use its best efforts to cause the Closing to occur, contained in Section 5.05.

SECTION 6.05. Effect of Certain Waivers of Closing Conditions. If (i) prior to the date hereof any party (the “Waiving Party”) has knowledge of any inaccuracy or breach by any other party of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement and (ii) the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination.

(a)          Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)	by mutual written consent of the Seller and Purchaser;

(ii)        by the Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment prior to the Outside Date, and shall not have been either waived by the Seller or cured by the Purchaser within thirty (30) days of receiving notice from the Seller of such outstanding condition;

(iii)       by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment prior to the

Outside Date, and shall not have been either waived by Purchaser or cured by the Seller within thirty (30) days of receiving notice from the Purchaser of such outstanding condition; or

(iv)       by the Seller or Purchaser, if the Closing does not occur on or prior to the date that is sixty (60) days after the date hereof (or such later date as the Seller and Purchaser may agree in writing) (such date the “Outside Date”);

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)          In the event of termination by the Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Purchaser shall return all documents and other material received from the Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller or the Company and (ii) all confidential information received by Purchaser with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 (Confidentiality), (ii) Section 5.06 (Expenses; Transfer Taxes), (iii) Section 7.01 (Termination) and this Section 7.02 (Effect of Termination), (iv) Section 5.10 (Publicity) and (v) Article IX. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 7.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser, on the one hand, or the Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform only by an instrument in writing signed on behalf of the waiving party.

ARTICLE VIII

Indemnification

SECTION 8.01. Indemnification by the Seller.

(a)          From and after the Closing, the Seller shall indemnify Purchaser, its Affiliates (including the Company and its Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from, any loss, liability, Claim, damage or expense (including reasonable legal fees and expenses) (collectively, “Losses”), suffered or incurred by any such Purchaser Indemnitee arising from, relating to or otherwise in respect of, without duplication:

(i)          any breach as of the Closing Date of any representation or warranty of the Company which survives the Closing (and has not otherwise expired) contained in Article II of this Agreement;

(ii)        any breach of any covenant of the Company contained in Article V of this Agreement requiring performance prior to the Closing Date;

(iii)       any fees, expenses or other payments incurred or owed by the Company (in each case as of the Closing Date) to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement; and

(iv)       any liabilities incurred by the Company associated with the matter disclosed on Schedule 2.11 for periods prior to the Closing Date.

(b)          From and after the Closing, the Seller shall indemnify the Purchaser Indemnitees against any Losses suffered or incurred by any such Purchaser Indemnitee directly arising from, relating to or otherwise in respect of:

(i)          any breach as of the Closing Date of any representation or warranty of the Seller that survives the Closing (and has not otherwise expired) contained in Article III of this Agreement.

(ii)        any breach of any covenant of the Seller contained in Article V of this Agreement.

(c)          Notwithstanding anything contained herein to the contrary, the Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)          under Section 8.01(a)(i) and Section 8.01(b) unless the aggregate of all Losses for which the Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to one and a half percent (1.5%) of the Purchase Price, and then only to the extent of any such excess;

(ii)        under Section 8.01(a)(i) and Section 8.01(a)(ii) and under Section 8.01(b) for any breach if Section 6.05 is applicable to such breach;

(iii)       under Section 8.01(a)(i) and under Section 8.01(b) in excess of ten percent (10%) of the Purchase Price; and

(iv)       under Section 8.01 to the extent such amount was taken into account in determining Closing Working Capital.

(d)          Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to any and all Claims relating to this Agreement and the Ancillary Agreements, the Transaction and the other transactions contemplated hereby and thereby, the Company or any Subsidiary and their respective assets and liabilities (other than Claims of fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII and, prior to May 31, 2007, shall be asserted first against the General Escrow (and not the Seller individually) and pursuant to the Escrow Agreement. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, Claims for damages it may have against the Seller arising under, based upon or relating to the Transaction, this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.01). This Section 8.01(d) shall not limit Purchaser’s right, in any arbitration before the Accounting Firm pursuant to Section 1.04, to assert that the Closing Statement was not prepared in compliance with the Agreement.

SECTION 8.02. Indemnification by Purchaser. From and after the Closing, Purchaser and the Company, jointly and severally, shall indemnify the Seller, its respective Affiliates, and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from any Loss suffered or incurred by any Seller Indemnitee directly arising from, relating to or otherwise in respect of, without duplication:

(i)          any breach as of the Closing Date of any representation or warranty of Purchaser which survives the Closing contained in this Agreement;

(ii)        any breach of any covenant of Purchaser contained in this Agreement or any breach of any covenant of the Company contained in this Agreement, in the case of the Company, requiring performance after the Closing Date;

(iii)       any guarantee or obligation to assure performance given or made by the Seller or any Affiliate of the Seller with respect to any obligation of the Company or any of its Subsidiaries;

(iv)       any Claim that the purchase and sale of the Interests or the transactions contemplated hereby give rise to any severance or other benefits to a Continued Employee under any Contract; and

(v)         any fees, expenses or other payments incurred or owed by Purchaser to any financing source, brokers, financial advisors, attorneys, accountants, consultants or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.

SECTION 8.03. Calculation of Losses.

(a)          The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. The amount of the Loss arising out of any item included as a liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Closing Working Capital.

(b)          Notwithstanding any provision of this Agreement, no party shall be liable for, and the definition of Loss shall not include, any consequential, incidental or indirect damages, special or punitive damages, including loss of revenue, profits or income, diminution in value of securities or loss of business reputation or opportunity relating to the breach of this Agreement or any Ancillary Agreement.

SECTION 8.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.01(a)(i), 8.01(b)(i) or 8.02(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06, (ii) pursuant to Section 8.01(a)(ii), 8.01(b)(ii) or 8.02(ii) shall terminate when the applicable covenant terminates pursuant to Section 8.06 and (iii) pursuant to the other clauses of Sections 8.01 and 8.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a Claim by delivering a notice of such Claim (stating in reasonable detail the basis of such Claim) pursuant to Section 8.05 to the party to be providing the indemnification.

SECTION 8.05. Procedures.

(a)          Third Party Claims. In order for a Purchaser Indemnitee or a Seller Indmenitee (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 8.01 or 8.02 in respect of, arising out of or involving a Claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Seller or Purchaser, as applicable (the “Indemnifying Party”), in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure and the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days’ time after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)          Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party, in any event, shall continue to be entitled to control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall be obligated to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party.

(c)          Other Claims. In the event any Indemnified Party should have a Claim against any Indemnifying Party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such Claim with reasonable promptness to the Indemnifying Party. Subject to Sections 8.04 and 8.06, the failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 8.01 or 8.02, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. Upon a determination of Liability in connection with this Article VIII, the Indemnifying Party shall pay the Indemnified Party the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

(d)          Mitigation. Each party shall take all commercially reasonable steps to mitigate any of its Losses (including, to the extent consistent with sound business judgment, incurring costs only to the extent reasonably necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which would reasonably be expected to, or does, give rise to any indemnifiable Losses. Purchaser and each Seller shall cooperate with each other with respect to resolving any Claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such Claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Purchaser or the Seller shall fail to expend commercially reasonably efforts to mitigate or resolve any Claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any loss, liability, Claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or the Seller, as the case may be, had made such efforts.

SECTION 8.06. Survival.

(a)          The representations, warranties, covenants, agreements and other provisions contained in this Agreement shall not survive the Closing except as follows: (i) the representations and warranties in Article II, Article III and Section 4.03 (No Conflicts; Consent) shall survive until May 31, 2007 (the “Survival Date”) (other than the representations and warranties contained in Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.04 (Capitalization; Subsidiaries), Section 2.19 (Brokers or Finders), Section 3.01 (Authority; Enforceability; No Violation, Etc.), Section 3.03 (The Interests) and Section 3.04 (Brokers or Finders) which shall survive for three (3) years following the Closing), (ii) the representations and warranties in Article IV (other than Section 4.03 (No Conflicts; Consent)) shall survive for three (3) years following the Closing and (iii)  the covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their express terms or as a matter of applicable Law.

SECTION 8.07. No Additional Representations. Purchaser acknowledges that (i) neither the Seller, the Company nor any other Person has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, any Ancillary Agreement or the Schedules and (ii) Purchaser has not relied on any representation or warranty from the Company, the Seller, or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Ancillary Agreements and the Schedules. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the assets of the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement.

SECTION 8.08. Exculpation, Etc.

(a)          After the Closing Date, the Company shall exculpate (to the greatest extent permitted by Applicable Law) and shall indemnify, defend and hold harmless, each of the directors, officers and controlling Persons of the Company and its Subsidiaries (each of them acting in such capacity at or prior to the Closing) against all Losses arising out of any violations or alleged violations of fiduciary duties of care or loyalty or other fiduciary duties to the Company in their capacities as officers, directors or controlling Persons of the Company occurring at or prior to the Closing Date to the fullest extent permitted under Applicable Law.

(b)          The provisions of this Section 8.08 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

SECTION 8.09. Adjustment to Purchase Price The parties agree to treat all payments made under this Article VIII and any other indemnity provisions contained in this Agreement as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

ARTICLE IX

General Provisions

SECTION 9.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer; provided that such assignment shall not operate to relieve Buyer of any of its obligation hereunder. Any attempted assignment in violation of this Section 9.01 shall be void.

SECTION 9.02. No Third-Party Beneficiaries. Except as provided in Article VIII and Section 5.15, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 9.03. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 9.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i) if to Purchaser, or after Closing, to the Company,

12851 Foster Street, Suite 205

Overland Park, KS 66213

Telephone: 913-814-9988

Telecopier: 913-814-7766

Attention: Mark Waddington

with a copy to:

Quality Technology Services, L.L.C.

12851 Foster St., Suite 205

Overland Park, KS 66213

Telephone:  (913) 814-9988

Fax:  (913) 814-7766

Attention:  Shirley E. Goza; and

(ii) if to Quality Investment Properties Tech Centre Holding, LLC,

12851 Foster Street, Suite 205

Overland Park, KS 66213

Telephone: 913-814-9988

Telecopier: 913-814-7766

Attention: Mark Waddington

with a copy to:

Quality Technology Services, L.L.C.

12851 Foster St., Suite 205

Overland Park, KS 66213

Telephone:  (913) 814-9988

Fax:  (913) 814-7766

Attention:  Shirley E. Goza;

(iii) if to the Seller,

Globix Corporation

139 Centre Street

New York, NY 10013

Telephone: (212) 625-7356

Telecopier: (___) ___-____

Attention: Gene Bauer, Esq.

with a copy to:

Clifford Chance

31 West 52nd Street, 5th Floor

New York, NY 10019

Telephone: (212) 878-4955

Telecopier: (212) 878-8375

Attention: John L. Graham, Esq.; and

(iv) if, prior to Closing, to the Company,

Globix Hosting, LLC

c/o Globix Corporation

139 Centre Street

New York, NY 10022

Telephone: (212) 625-7356

Telecopier: (___) ___-____

Attention: Gene Bauer, Esq.

SECTION 9.05. Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The inclusion of any information (including dollar amounts) in any Schedule shall not be deemed to be an admission or acknowledgement by the Company or the Seller that such information is required to be listed on such Schedule or is material to or outside the ordinary course of the business of the Company or its Subsidiaries, as applicable. In the event a subject matter is addressed in more than one representation and warranty, Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any nature whatsoever (including, without limitation, any violation of Applicable Law or breach of Contract). Any cost estimates, projections or other forward-looking statements contained or referred to in this Agreement or in the Schedules and Exhibits hereto or in any materials that have been provided to Purchaser by the Company or the Seller are not and shall not be deemed to be representations or warranties of the Company or the Seller. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. The provisions of this

Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by counsel in connection with the preparation and execution of this Agreement.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

SECTION 9.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 9.09. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or Claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 9.09 shall not apply to any dispute under Section 1.04 that is required to be decided by the Accounting Firm.

SECTION 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 9.11. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

IN WITNESS WHEREOF, Purchaser, the Company and the Seller and the Guarantor have duly executed this Purchase Agreement as of the date first written above.

QUALITY TECHNOLOGY SERVICES HOLDING, L.L.C.

by

Name:

Title:

QUALITY INVESTMENT PROPERTIES TECH CENTRE HOLDING, LLC

by

Name:

Title:

GLOBIX HOSTING, LLC

by	Globix Corporation, its sole member
by

Name:

Title:

GLOBIX CORPORATION

by

Name:

Title:

Annex I

Definitions

“Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for purposes of this definition, “control” (including the correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreement” means the Transition Services Agreement, the Escrow Agreement and the Sublease.

“Business” means the Company's business of providing Internet and related services to commercial customers in the United States, including high speed Internet access, hosting, collocation, security and other managed services, private networking and electronic messaging services and expressly excludes the NEON communications business.

“Business Day” means any day that is (a) not a Saturday or Sunday or (b) a day on which banking institutions in the City of New York are required to be open.

“Cash” means cash (including all reimbursements to the Company of any of the Company’s costs and expenses payable by Purchaser in connection with this Agreement), cash equivalents and all checks and funds received by the Company and its Subsidiaries or its banks (e.g., checks deposited or funds paid to lock-box accounts), prior to the close of business on the Closing Date, regardless of whether cleared.

“Claim” means any action, cause of action, suit, motion, debt, due, sum of money, account, reckoning, bond, bill, liability, specialty, covenant, contract, controversy, agreement, promise, variance, trespass, damage, judgment, extent, execution, claim or demand.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, permit, plan, service agreement or other agreement, commitment or license, whether written or oral.

“Domain Names” means the following which is owned by the Company or used or held for use by the Company in connection with the operation of the Business: all Internet domain names and URLs (including, without limitation, the domain names listed on Schedule 2.07, the goodwill associated therewith, all licenses and sublicenses granted or obtained with respect thereto, and all rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions.

“Environmental Law” means any Applicable Law enacted and in effect on or prior to the Closing Date relating to pollution or protection of the environment.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Fundamental Documents”means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation and operating agreement (or analogous documents); or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Funded Indebtedness” means, without duplication, as to the Company and its Subsidiaries, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from Persons other than the Company or any of its Subsidiaries, (b) all interest expense accrued but unpaid on or related to such indebtedness and (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with GAAP, in each case outstanding as of the Closing Date.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, reissues and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including prospect lists, ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques (and documentation thereof), technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals to the extent the foregoing qualify under applicable law as trade secrets or protectable confidential information), (f) all Software (including source code, data, databases and related documentation), (g) all Domain Names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge of the Company” means the actual knowledge of the individuals set forth on Exhibit D without independent investigation.

“Knowledge of Purchaser” means the actual knowledge of the individuals set forth on Exhibit E without independent investigation.

“Liens” means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

“Material Adverse Effect” on any Person means a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect relating to or arising from: (a) any change in any law or interpretation thereof; (b) any change in interest rates or general economic conditions in the industries or markets in which such Person operates or affecting United States or foreign economies in general; (c) any change that is generally applicable to the industries or markets in which such Person operates; (d) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (e) any action taken by Purchaser or any of its Affiliates; or (e) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Operating Expenses” means the costs associated with occupying the Centre Street Property for the term of the Sublease, including, but not limited to, real estate taxes, building insurance costs, utilities, operational costs and electrical expenses.

“Permitted Liens” means (a) those Liens set forth on Schedule 2.06, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (d) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s or any of its Subsidiaries’ assets in the conduct of its business as presently conducted, (e) easements, covenants, rights-of-way and other similar restrictions of record and (f) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in the Company’s books.

“Person” means and includes and individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Proceeding” means any action, suit, investigation or proceeding before any Governmental Entity or arbitrator.

“Return” or “Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software and all versions thereof used by a Person, whether proprietary or customized software developed specifically for internal use by such Person and in which such Person owns the intellectual property rights, or software owned by a third party and licensed to such Person, in all cases including all associated passwords, source code, data and related documentation.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

“Tax” or “Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capitalizations, transfer, stamp, documentation, social security, alternative, minimum, occupation, recapture and other taxes, including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-government body exercising tax regulation authority.

"Tax Benefit" means any refund or credit of Tax or any reduction in otherwise required Tax payments (including any refund, credit or reduction in estimated Tax payments).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees (including all interest, penalties and additions with respect thereto).

“Transition Services Agreement” means the Transition Services Agreement to be dated as of the Closing Date by and between the Seller and the Company, substantially in the form attached hereto as Exhibit G.

“Treasury Regulation” means the U.S. income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time.

“WARN Act” means the Worker Adjustment and Retraining Act of 1988, as amended.